Mutual Indemnity Agreement

This Mutual Indemnity Agreement (this “Agreement”) is made and entered into as of the 20 day of May, 2009 by and among the following German ship owning companies (each an “SPV”):

1.	ATL Offshore GmbH and Co. MS “Juist” KG

2.	ATL Offshore GmbH and Co. MS “Norderney” KG

3.	ATL Offshore GmbH and Co. MS “Isle of Baltrum” KG

4.	ATL Offshore GmbH and Co. MS “Isle of Langeoog” KG

5.	ATL Offshore GmbH and Co. MS “Isle of Amrum” KG

6.	ATL Offshore GmbH and Co. MS “Isle of Sylt” KG

7.	ATL Offshore GmbH and Co. MS “Isle of Wangerooge” KG

8.	ATL Offshore GmbH and Co. MS “Isle of Neuwerk” KG

9.	ATL Offshore GmbH and Co. MS “Isle of Usedom” KG

10.	ATL Offshore GmbH and Co. MS “Isle of Fehmarn ” KG

11.	ATL Offshore GmbH and Co. MS “Isle of Memmert” KG

12.	ATL Offshore GmbH and Co. MS “Isle of Mellum” KG

WITNESSETH THAT:

WHEREAS, each SPV, incorporated and existing under the laws of the Federal Republic of Germany having its registered office at Neue Str. 24, 26789 Leer, Germany, has obtained a loan (herein the “Loan”) and collectively as jointly and severally liable Borrowers from Norddeutsche Landesbank Girozentrale (the “Lender”) documented by a Loan, Guarantee Facility and Credit Facility Agreement dated December 19, 2008 (the “Loan Agreement”) and the Security Documents (as defined in the Loan Agreement) (collectively the “Loan Documents”); and

WHEREAS, Suresh Capital Maritime Partners Germany GmbH holds 75% of the Kommanditkapital (share capital) of SPVs numbered 1 through 9; and

WHEREAS, Suresh Capital Maritime Partners I-B Germany GmbH holds 75% of the Kommanditkapital (share capital) of SPVs numbered 10 through 12 each; and

WHEREAS, the SPVs numbered 1 through 9 above shall be defined as the “SCMP SPVs” and the SPVs numbered 10 through 12 shall be defined as the “SCMP I-B SPVs”; and

WHERAS, the SPVs desire to enter into this Agreement with respect to each of the Loan Documents in order to set forth their rights to indemnification.

NOW THEREFORE, in consideration of the foregoing recitations, the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the SPVs agree as follows:

1.	Mutual Indemnification.
Notwithstanding the joint and several nature of the Loan, for purposes of this agreement, (a) the SCMP SPVs agree that they are obligated to remain in compliance with the Loan Documents with respect to the portion of the Loan used to finance the vessels owned by the SCMP SPVs and (b) the SCMP I-B SPVs agree that they are obligated to remain in compliance with the Loan Documents with respect to the portion of the Loan used to finance the vessels owned by the SCMP I-B SPVs.  In consideration for the agreement in the preceding sentence, the SCMP SPVs hereby agree, jointly and severally, to indemnify the SCMP I-B SPVs for all loss, costs, liability, and expenses, including reasonable attorneys’ fees suffered or incurred by the SCMP I-B SPVs, arising out of or associated with (a) the breach or non-performance solely by the SCMP SPVs under the Loan Documents or this Agreement or (b) payment or performance by the SCMP I-B SPVs in order to avoid a breach by the SCMP SPVs under the Loan Documents or this Agreement.  The SCMP I-B SPVs hereby agree, jointly and severally, to indemnify the SCMP SPVs for all loss, costs, liability, and expenses, including reasonable attorneys’ fees suffered or incurred by the SCMP SPVs, arising out of or associated with (a) the breach or non-performance solely by the SCMP I-B SPVs under the Loan Documents or this Agreement or (b) payment or performance by the SCMP SPVs in order to avoid a breach by the SCMP I-B SPVs under the Loan Documents or this Agreement.

2.	Payments.
To the extent the SCMP SPVs or the SCMP I-B SPVs, as the case may be, are required to indemnify (the “Indemnifying Party”) the other parties hereto (the “Indemnified Party”), the Indemnifying Party shall, within 5 days after receipt of notice from the Indemnified Party, remit in good funds (or other compensation to the extent the Indemnified Party has agreed in writing to accept compensation other than cash) sufficient to compensate the Indemnified Party in full.

3.	Interest.

In the event any Indemnifying Party fails to pay any payment in full which is required under paragraph 1 and 2 above to an Indemnified Party on or before the due date (the “Indemnification Obligations”), then the Indemnification Obligations shall accrue interest automatically thereafter at the rate of fifteen percent (15%) per annum (or such lesser amount as is permitted by applicable law) until the Indemnification Obligations and accrued interest thereon are paid in full to the Indemnified Party. All payments to the Indemnified Party shall be applied first to any accrued interest and then to principal.

4.	Miscellaneous.
All amendments, modifications, restatements or supplements to this Agreement must be made in writing and executed by the persons to be bound thereby.

In the event that this Agreement or any provision hereof shall be deemed invalid by present or future law of any jurisdiction or by decision of any court, that invalidity shall not affect the validity of this Agreement as a whole.  In any case, the parties shall execute and deliver such other and further agreements as may deem to be necessary to carry out the original intent of the parties to this Agreement

This Agreement is governed and construed in accordance with German law. All disputes arising out of or in connection with this Agreement or concerning its validity shall be finally settled by arbitration in accordance with the Arbitration Rules of the German Maritime Arbitration Association.

SIGNED by ATL Offshore GmbH, for and on behalf of

ATL Offshore GmbH and Co. MS “Juist” KG
ATL Offshore GmbH and Co. MS “Norderney” KG
ATL Offshore GmbH and Co. MS “Isle of Baltrum” KG
ATL Offshore GmbH and Co. MS “Isle of Langeoog” KG
ATL Offshore GmbH and Co. MS “Isle of Amrum” KG
ATL Offshore GmbH and Co. MS “Isle of Sylt” KG
ATL Offshore GmbH and Co. MS “Isle of Wangerooge” KG
ATL Offshore GmbH and Co. MS “Isle of Neuwerk” KG
ATL Offshore GmbH and Co. MS “Isle of Usedom” KG
ATL Offshore GmbH and Co. MS “Isle of Fehmarn ” KG
ATL Offshore GmbH and Co. MS “Isle of Memmert” KG
ATL Offshore GmbH and Co. MS “Isle of Mellum” KG

/s/ Dr. Niels Hartmann
Name: Dr. Niels Hartmann
Title: Managing Director of ATL Offshore GmbH